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                                                                                                             Exhibit 99(e)

                                              New Orleans Public Service Inc.
                                  Computation of Ratios of Earnings to Fixed Charges and
                          Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                 Twelve Months Ended
                                                                                      December 31,                     September 30,
                                                                1989         1990        1991        1992        1993      1994
                                                                           (In Thousands, Except for Ratios)
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Fixed charges, as defined:
  Interest on mortgage bonds                                   $24,472     $24,472     $23,865     $22,934     $19,478    $16,792
  Interest on notes payable                                         --          --          --          --          --        102
  Other interest charges                                         2,422         831         793       1,714       1,016      1,046
  Amortization of expense and premium on debt-net(cr)              579         579         565         576         598        723
  Interest applicable to rentals                                   603         160         517         444         544        903
                                                               ------------------------------------------------------------------

Total fixed charges, as defined                                 28,076      26,042      25,740      25,668      21,636     19,566

Preferred dividends, as defined (a)                              4,633       4,020       3,582       3,214       2,952      2,987
                                                               ------------------------------------------------------------------

Combined fixed charges and preferred dividends, as defined     $32,709     $30,062     $29,322     $28,882     $24,588    $22,553
                                                               ==================================================================

Earnings as defined:

  Net Income                                                   $14,464     $27,542     $74,699     $26,424     $47,709    $22,780
  Add:
    Provision for income taxes:
      Federal and State                                            848         134       8,885      16,575      27,479     37,823
    Deferred Federal and State - net                             9,296      17,370      36,947        (340)      5,203    (17,191)
    Investment tax credit adjustment - net                         444         (75)       (591)       (170)       (744)      (725)
    Fixed charges as above                                      28,076      26,042      25,740      25,668      21,636     19,566
                                                               ------------------------------------------------------------------

Total earnings, as defined                                     $53,128     $71,013    $145,680     $68,157    $101,283    $62,253
                                                               ==================================================================

Ratio of earnings to fixed charges, as defined                    1.89        2.73        5.66        2.66        4.68       3.18
                                                               ==================================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  1.62        2.36        4.97        2.36        4.12       2.76
                                                               ==================================================================


- ------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1991 include the $90 million effect of the
    1991 NOPSI Settlement.
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